                                                EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Second Quarter Fiscal 2023 Results
•Net sales $600 million
•Diluted EPS $0.64; adjusted diluted EPS $0.64
•Returned $58 million to shareholders through share repurchases and dividends in Q2; $97 million returned in the first half of fiscal 2023
•Full year fiscal 2023 outlook1:
◦Net sales of $2.95 billion to $3.00 billion
◦Adjusted operating income of $325 million to $340 million
◦Adjusted diluted EPS of $5.95 to $6.15
ATLANTA, July 28, 2023 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today reported its second quarter fiscal 2023 results.
“We achieved our second quarter sales and earnings objectives,” said Michael D. Casey, Chairman and Chief Executive Officer. “For the third consecutive quarter, we saw higher than planned demand in our wholesale business driven, we believe, by the strength of our product offerings and leaner inventory positions.
“Our comparable retail sales in the second quarter were in line with our forecast. Unseasonably cool weather weighed on consumer demand in the earlier months of the quarter. We saw a meaningful improvement in the trend of our retail sales beginning Memorial Day weekend, which has continued into July.
“International sales were lower than forecasted due largely to cooler weather in Canada. Similar to our experience in the United States, the trend in our retail sales in Canada has also improved.
“We believe our performance relative to last year reflects the effects of inflation weighing on families with young children and adjustments they have made to constrain spending, where possible. Like our consumers, we have also reduced spending in many areas of our business to mitigate the effects of inflation. Most notably, we have meaningfully reduced inventory levels to improve our product sell-throughs, price realization, and gross profit margin.
“Given the continued efforts by the Federal Reserve to reduce inflation and slow consumer spending, we have risk-adjusted our second half sales and earnings forecasts. That said, we are forecasting a meaningfully improved trend in sales and earnings in the second half this year driven by, among other things, a stronger product offering, improved on-time shipping performance, and lower ocean freight rates and product costs.
“In the balance of the year, we plan to remain focused on margin preservation and cash flow. Given our collective efforts to strengthen our performance, we are forecasting a significant improvement in operating cash flow this year which we expect will enable Carter’s to continue investing in our growth strategies and returning excess capital to our shareholders through dividends and share repurchases.
“Carter’s is the market leader in young children’s apparel. We are the largest specialty retailer in North America focused on young children’s apparel.
“We are also the largest supplier of young children’s apparel to the largest, most successful retailers, including Target, Walmart, and Amazon. Together with our wholesale customers, we serve the needs of families with young children in over 20,000 points of distribution globally.
“We believe our unparalleled market distribution capabilities and brand reputation for quality and value will enable us to continue leading the market and be well-positioned to gain market share in the years ahead.”

1 Refer to “Business Outlook” section of this release for additional information regarding reconciliations of forward-looking non-GAAP financial measures.
Adjustments to Reported GAAP Results
In addition to the results presented in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements, as presented below. The Company believes these non-GAAP financial measurements provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company’s underlying performance. These measures are presented for informational purposes only. See “Reconciliation of Adjusted Results to GAAP” section of this release for additional disclosures and reconciliations regarding these non-GAAP financial measures. Adjustments made to Q2 and first half of fiscal 2023 results reflect costs related to organizational restructuring. In Q2 of fiscal 2022, a pre-tax adjustment of approximately $19.9 million ($15.2 million net of tax, or $0.38 per diluted share) was made related to a loss on extinguishment of debt.

	Second Fiscal Quarter
	2023				2022
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$37.6	6.3%	$23.9	$0.64	$75.4	10.8%	$37.0	$0.93
Organizational restructuring	0.4		0.3	0.01	—		—	—
Loss on extinguishment of debt	—		—	—	—		15.2	0.38
As adjusted	$37.9	6.3%	$24.2	$0.64	$75.4	10.8%	$52.1	$1.30

	First Half
	2023				2022
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$93.9	7.2%	$59.9	$1.59	$178.0	12.0%	$104.9	$2.59
Organizational restructuring	1.5		1.2	0.03	—		—	—
Loss on extinguishment of debt	—		—	—	—		15.2	0.37
As adjusted	$95.5	7.4%	$61.0	$1.62	$178.0	12.0%	$120.1	$2.97
Note: Results may not be additive due to rounding.
Consolidated Results
Second Quarter of Fiscal 2023 compared to Second Quarter of Fiscal 2022
Net sales decreased $100.5 million, or 14.3%, to $600.2 million, compared to $700.7 million in the second quarter of fiscal 2022. Macroeconomic factors, including inflation, higher interest rates, higher consumer debt levels, and risk of recession, negatively affected demand from consumers and wholesale customers. U.S. Retail, U.S. Wholesale, and International segment net sales declined 15%, 17%, and 8%, respectively. U.S. Retail comparable net sales declined 15.9%. Changes in foreign currency exchange rates in the second quarter of fiscal 2023, as compared to the second quarter of fiscal 2022, had an unfavorable effect on consolidated net sales of approximately $1.2 million, or 0.2%.
Operating income decreased $37.9 million, or 50.2% to $37.6 million, compared to $75.4 million in the second quarter of fiscal 2022. Operating margin decreased to 6.3%, compared to 10.8% in the prior-year period, reflecting fixed cost deleverage on lower sales and higher performance-based compensation provisions, partially offset by lower inventory provisions and lower ocean freight rates.
Adjusted operating income (a non-GAAP measure) decreased $37.5 million, or 49.7% to $37.9 million, compared to $75.4 million in the second quarter of fiscal 2022. Adjusted operating margin declined to 6.3%, compared to 10.8% in the prior year period, principally due to the factors noted above.

Net income was $23.9 million, or $0.64 per diluted share, compared to $37.0 million, or $0.93 per diluted share, in the second quarter of fiscal 2022.
Adjusted net income (a non-GAAP measure) was $24.2 million, compared to $52.1 million in the second quarter of fiscal 2022. Adjusted earnings per diluted share (a non-GAAP measure) was $0.64, compared to $1.30 in the prior-year quarter.
First Half of Fiscal 2023 compared to First Half of Fiscal 2022
Net sales decreased $185.9 million, or 12.5%, to $1.30 billion, compared to $1.48 billion in the first half of 2022. Macroeconomic factors, as noted in the discussion of second quarter results above, negatively affected demand from consumers and wholesale customers. U.S. Retail, U.S. Wholesale, and International net sales declined 13%, 12%, and 11%, respectively. U.S. Retail comparable net sales declined 14.4%. Changes in foreign currency exchange rates in the first half of fiscal 2023, as compared to the first half of fiscal 2022, had an unfavorable effect on consolidated net sales of approximately $3.3 million, or 0.2%.
Operating income decreased $84.1 million, or 47.3% to $93.9 million, compared to $178.0 million in the first half of fiscal 2022. Operating margin declined to 7.2%, compared to 12.0% in the prior year period, reflecting fixed cost deleverage on lower sales, partially offset by lower inventory provisions, lower air freight costs, and lower ocean freight rates.
Adjusted operating income (a non-GAAP measure) decreased $82.6 million, or 46.4% to $95.5 million, compared to $178.0 million in the first half of fiscal 2022. Adjusted operating margin declined to 7.4%, compared to 12.0% in the prior year period, principally due to the factors noted above.
Net income was $59.9 million, or $1.59 per diluted share, compared to $104.9 million, or $2.59 per diluted share, in the first half of fiscal 2022.
Adjusted net income (a non-GAAP measure) was $61.0 million, compared to $120.1 million in the first half of fiscal 2022. Adjusted earnings per diluted share (a non-GAAP measure) was $1.62, compared to adjusted earnings per diluted share of $2.97 in the first half of fiscal 2022.
Net cash provided by operations in the first half of fiscal 2023 was $209.2 million, compared to net cash used in operations of $93.6 million in the first half of fiscal 2022. The improved operating cash flow principally reflects favorable changes in working capital, primarily lower inventories, partially offset by decreased net income.

See the “Business Segment Results” and “Reconciliation of GAAP to Adjusted Results” sections of this release for additional disclosures regarding business segment performance and non-GAAP measures.
Liquidity and Financial Position
The Company’s total liquidity at the end of the second quarter of fiscal 2023 was $1.0 billion, comprised of cash and cash equivalents of $175 million and $846 million in unused borrowing capacity on the Company’s $850 million secured revolving credit facility.
Return of Capital
In the second quarter and first half of fiscal 2023, the Company returned to shareholders a total of $58.5 million and $96.6 million, respectively, through share repurchases and cash dividends as described below.
•Share repurchases: During the second quarter of fiscal 2023, the Company repurchased and retired 0.4 million shares of its common stock for $30.3 million at an average price of $67.49 per share. In the first half of fiscal 2023, the Company repurchased and retired 0.6 million shares of its common stock for $39.9 million at an average price of $68.20 per share. Fiscal year-to-date through July 27, 2023, the Company has repurchased and retired 0.7 million shares for $48.9 million at an average price of $69.08 per share. All shares were repurchased in open market transactions pursuant to applicable regulations for such transactions. As of July 27, 2023, the total remaining capacity under the Company’s previously announced repurchase authorizations was approximately $701 million.
•Dividends: In the second quarter of fiscal 2023, the Company paid a cash dividend of $0.75 per common share totaling $28.2 million. In the first half of fiscal 2023, the Company paid cash dividends totaling $56.6 million. Future payments of quarterly dividends will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.
2023 Business Outlook
We do not reconcile forward-looking adjusted operating income or adjusted diluted earnings per share to their most directly comparable GAAP measures because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations that are not within our control due to factors described below, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future operating income or diluted EPS, the most directly comparable GAAP metrics to adjusted operating income and adjusted diluted earnings per share, respectively.

For the third quarter of fiscal 2023, the Company expects approximately:
•$770 million to $790 million in net sales (compared to $819 million in Q3 fiscal 2022);
•$80 million to $85 million in adjusted operating income (compared to $92 million in Q3 fiscal 2022); and
•$1.45 to $1.55 in adjusted diluted earnings per share (compared to $1.67 in Q3 fiscal 2022).
Our forecast for the third quarter of fiscal 2023 assumes:
•Continued macroeconomic pressure on consumer demand and cautious inventory commitments by wholesale customers;
•Improved gross margin, reflecting improved price realization and lower transportation and inventory-related costs;
•SG&A rate deleverage on lower sales;
•Comparable interest expense and a higher effective tax rate; and
•Lower average number of shares outstanding.
For fiscal year 2023, the Company expects approximately:
•$2.95 billion to $3.00 billion in net sales (compared to $3.21 billion in fiscal 2022);
•$325 million to $340 million in adjusted operating income (compared to $388 million in fiscal 2022);
•$5.95 to $6.15 in adjusted diluted earnings per share (compared to $6.90 in fiscal 2022);
•Operating cash flow of over $300 million (compared to $88 million in fiscal 2022); and
•Capital expenditures of approximately $75 million (compared to $40 million in fiscal 2022).
Our forecast for fiscal year 2023 assumes:
•In the second half, improved demand trend as inflation moderates;
•Gross margin expansion, driven by improved price realization and lower transportation and inventory-related costs;
•Comparable SG&A dollars;
•Lower interest expense and higher effective tax rate; and
•Continued return of excess capital.
Unless otherwise noted, the forecast assumptions for the third quarter of fiscal 2023 and fiscal year 2023 are relative to the prior-year period.
Our adjusted operating income and diluted earnings per share forecasts for fiscal year 2023 exclude pre-tax net charges of $1.5 million related to organizational restructuring, which were recorded in the first half of the year.

Conference Call
The Company will hold a conference call with investors to discuss second quarter fiscal 2023 results and its business outlook on July 28, 2023 at 8:30 a.m. Eastern Daylight Time. To listen to a live webcast and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Webcasts & Presentations.”
To access the call by phone, please preregister via the following link to receive your dial-in number and unique passcode: https://register.vevent.com/register/BI611c61f01abb4a47bd5214857d4a008c
A webcast replay will be available shortly after the conclusion of the call at ir.carters.com.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold through 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. They are also sold in leading department stores, national chains, and specialty retailers domestically and internationally. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon. The Company also owns Little Planet, a brand focused on organic fabrics and sustainable materials, and Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
Statements contained in this press release that are not historical fact and use predictive words such as “estimates”, “outlook”, “guidance”, “expect”, “believe”, “intend”, “designed”, “target”, “plans”, “may”, “will”, “are confident” and similar words are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed in this press release. These risks and uncertainties include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: the continuing effects of the novel coronavirus (COVID-19) pandemic; macroeconomic factors, including inflationary pressures; the impact of supply chain delays; financial difficulties for one or more of our major customers; an overall decrease in consumer spending, including, but not limited to, decreases in birth rates; our products not being accepted in the marketplace; increased competition in the market place; diminished value of our brands; the failure to protect our intellectual property; the failure to comply with applicable quality standards or regulations; unseasonable or extreme weather conditions; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data; increased margin pressures, including increased cost of materials and labor and our inability to successfully increase prices to offset these increased costs; our foreign sourcing arrangements; disruptions in our supply chain, including increased transportation and freight costs; the management and expansion of our business domestically and internationally; the acquisition and integration of other brands and businesses; changes in our tax obligations, including additional customs, duties or tariffs; our ability to achieve our forecasted financial results for the fiscal year; our continued ability to declare and pay a dividend and conduct share repurchases in future periods; our planned opening and closing of stores during the fiscal year; and other risks detailed in the Company’s periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net sales	$600,199	$700,695	$1,296,079	$1,481,980
Cost of goods sold	308,303	369,456	694,716	795,699
Gross profit	291,896	331,239	601,363	686,281
Royalty income, net	4,341	5,602	10,860	13,076
Selling, general, and administrative expenses	258,676	261,423	518,308	521,315
Operating income	37,561	75,418	93,915	178,042
Interest expense	8,083	8,652	17,727	23,784
Interest income	(1,005)	(272)	(1,705)	(610)
Other (income) expense, net	(767)	17	(1,025)	(494)
Loss on extinguishment of debt	—	19,940	—	19,940
Income before income taxes	31,250	47,081	78,918	135,422
Income tax provision	7,383	10,111	19,055	30,519
Net income	$23,867	$36,970	$59,863	$104,903

Basic net income per common share	$0.64	$0.93	$1.59	$2.60
Diluted net income per common share	$0.64	$0.93	$1.59	$2.59
Dividend declared and paid per common share	$0.75	$0.75	$1.50	$1.50

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended				Two Fiscal Quarters Ended
	July 1, 2023	% of Total Net Sales	July 2, 2022	% of Total Net Sales	July 1, 2023	% of Total Net Sales	July 2, 2022	% of Total Net Sales
Net sales:
U.S. Retail	$323,466	53.9%	$379,097	54.1%	$647,187	49.9%	$745,455	50.3%
U.S. Wholesale	186,867	31.1%	224,016	32.0%	466,856	36.0%	531,317	35.9%
International	89,866	15.0%	97,582	13.9%	182,036	14.1%	205,208	13.8%
Consolidated net sales	$600,199	100.0%	$700,695	100.0%	$1,296,079	100.0%	$1,481,980	100.0%

Operating income:		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales
U.S. Retail	$28,211	8.7%	$55,540	14.7%	$55,150	8.5%	$105,534	14.2%
U.S. Wholesale	29,209	15.6%	33,593	15.0%	81,301	17.4%	94,099	17.7%
International	6,690	7.4%	12,163	12.5%	9,814	5.4%	22,551	11.0%
Corporate expenses (*)	(26,549)	n/a	(25,878)	n/a	(52,350)	n/a	(44,142)	n/a
Consolidated operating income	$37,561	6.3%	$75,418	10.8%	$93,915	7.2%	$178,042	12.0%

(*)    Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, office occupancy, information technology, certain legal fees, consulting fees, and audit fees.

(dollars in millions)	Fiscal Quarter Ended July 1, 2023			Two Fiscal Quarters Ended July 1, 2023
Charges:	U.S. Retail	U.S. Wholesale	International	U.S. Retail	U.S. Wholesale	International
Organizational restructuring(*)	$0.2	$0.1	$—	$(0.6)	$(0.4)	$—

(*)Relates to gains for organizational restructuring and related corporate office lease amendment actions. Additionally, the second fiscal quarter and first two fiscal quarters ended July1, 2023 includes a corporate charge of $0.1 million and $2.5 million, respectively, related to organizational restructuring and related corporate office lease amendment actions.
Note: Results may not be additive due to rounding.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	July 1, 2023	December 31, 2022	July 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$174,503	$211,748	$231,339
Accounts receivable, net of allowance for credit losses of $3,849, $7,189, and $5,758, respectively	132,679	198,587	183,920
Finished goods inventories, net of inventory reserves of $17,847, $19,268, and $18,057, respectively	681,573	744,573	858,258
Prepaid expenses and other current assets (*)	56,616	33,812	68,245
Total current assets	1,045,371	1,188,720	1,341,762
Property, plant, and equipment, net of accumulated depreciation of $592,310, $569,528, and $548,013, respectively	178,100	189,822	186,778
Operating lease assets	499,689	492,335	449,350
Tradenames, net	298,274	298,393	307,518
Goodwill	210,517	209,333	211,247
Customer relationships, net	28,995	30,564	32,248
Other assets	27,525	30,548	31,747
Total assets	$2,288,471	$2,439,715	$2,560,650

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$281,333	$264,078	$408,006
Current operating lease liabilities (*)	137,473	142,432	129,744
Other current liabilities	98,730	122,439	96,102
Total current liabilities	517,536	528,949	633,852

Long-term debt, net	496,984	616,624	616,275
Deferred income taxes	45,436	41,235	45,730
Long-term operating lease liabilities	420,805	421,741	400,046
Other long-term liabilities	32,701	34,757	43,881
Total liabilities	$1,513,462	$1,643,306	$1,739,784

Commitments and contingencies

Stockholders' equity:
Preferred stock; par value $0.01 per share; 100,000 shares authorized; none issued or outstanding	$—	$—	$—
Common stock, voting; par value $0.01 per share; 150,000,000 shares authorized; 37,354,464, 37,692,132, and 39,315,094 shares issued and outstanding, respectively	374	377	393
Additional paid-in capital	—	—	—
Accumulated other comprehensive loss	(24,963)	(34,338)	(32,203)
Retained earnings	799,598	830,370	852,676
Total stockholders' equity	775,009	796,409	820,866
Total liabilities and stockholders' equity	$2,288,471	$2,439,715	$2,560,650
(*)Prepaid expenses and other current assets and Current operating lease liabilities as of July 2, 2022 were revised to reflect the presentation for payments of rent before payment due date of $13.2 million.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Two Fiscal Quarters Ended
	July 1, 2023	July 2, 2022
Cash flows from operating activities:
Net income	$59,863	$104,903
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	30,655	29,838
Amortization of intangible assets	1,877	1,865
(Recoveries of) provisions for excess and obsolete inventory, net	(1,581)	3,709
Gain on partial termination of corporate lease	(4,366)	—
Other asset impairments and loss on disposal of property, plant and equipment, net of recoveries	2,751	246
Amortization of debt issuance costs	788	1,173
Stock-based compensation expense	10,984	12,218
Unrealized foreign currency exchange gain, net	(429)	(32)
Recoveries of doubtful accounts receivable from customers	(491)	(1,520)
Unrealized (gain) loss on investments	(633)	1,867
Loss on extinguishment of debt	—	19,940
Deferred income taxes expense	4,274	4,762
Other	—	1,019
Effect of changes in operating assets and liabilities:
Accounts receivable	67,425	48,973
Finished goods inventories	70,017	(215,519)
Prepaid expenses and other assets(*)	(21,643)	(19,071)
Accounts payable and other liabilities(*)	(10,249)	(87,966)
Net cash provided by (used in) operating activities	$209,242	$(93,595)

Cash flows from investing activities:
Capital expenditures	$(26,356)	$(16,313)
Net cash used in investing activities	$(26,356)	$(16,313)

Cash flows from financing activities:
Payment of senior notes due 2025	$—	$(500,000)
Premiums paid to extinguish debt	—	(15,678)
Payment of debt issuance costs	—	(2,420)
Borrowings under secured revolving credit facility	—	120,000
Payments on secured revolving credit facility	(120,000)	—
Repurchases of common stock	(39,922)	(176,306)
Dividends paid	(56,641)	(60,460)
Withholdings from vesting of restricted stock	(4,837)	(6,681)
Proceeds from exercises of stock options	83	311
Other	—	(321)
Net cash used in financing activities	$(221,317)	$(641,555)

Net effect of exchange rate changes on cash and cash equivalents	1,186	(1,492)
Net decrease in cash and cash equivalents	$(37,245)	$(752,955)
Cash and cash equivalents, beginning of period	211,748	984,294
Cash and cash equivalents, end of period	$174,503	$231,339
(*)Cash flows for the two fiscal quarters ended July 2, 2022 were revised to reflect the presentation for payments of rent before payment due date of $13.2 million.

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended July 1, 2023
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$291.9	48.6%	$258.7	43.1%	$37.6	6.3%	$7.4	$23.9	$0.64
Organizational restructuring (b)	—		(0.4)		0.4		0.1	0.3	0.01
As adjusted (a)	$291.9	48.6%	$258.3	43.0%	$37.9	6.3%	$7.5	$24.2	$0.64

	Two Fiscal Quarters Ended July 1, 2023
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$601.4	46.4%	$518.3	40.0%	$93.9	7.2%	$19.1	$59.9	$1.59
Organizational restructuring (b)	—		(1.5)		1.5		0.4	1.2	0.03
As adjusted (a)	$601.4	46.4%	$516.8	39.9%	$95.5	7.4%	$19.4	$61.0	$1.62

	Fiscal Quarter Ended July 2, 2022
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$331.2	47.3%	$261.4	37.3%	$75.4	10.8%	$10.1	$37.0	$0.93
Loss on extinguishment of debt (c)	—		—		—		4.8	15.2	0.38
As adjusted (a)	$331.2	47.3%	$261.4	37.3%	$75.4	10.8%	$14.9	$52.1	$1.30

	Two Fiscal Quarters Ended July 2, 2022
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$686.3	46.3%	$521.3	35.2%	$178.0	12.0%	$30.5	$104.9	$2.59
Loss on extinguishment of debt (c)	—		—		—		4.8	15.2	0.37
As adjusted (a)	$686.3	46.3%	$521.3	35.2%	$178.0	12.0%	$35.3	$120.1	$2.97

	Fiscal Year Ended December 31, 2022
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$1,472.4	45.8%	$1,110.0	34.6%	$379.2	11.8%	$66.7	$250.0	$6.34
Intangible asset impairment (d)	—		—		9.0		2.1	6.9	0.17
Loss on extinguishment of debt (c)	—		—		—		4.8	15.2	0.38
As adjusted (a)	$1,472.4	45.8%	$1,110.0	34.6%	$388.2	12.1%	$73.6	$272.0	$6.90

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross profit, SG&A, operating income, income tax, net income, and net income on a diluted share basis excluding the adjustments discussed above. The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance. The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.
(b)Net expenses related to organizational restructuring and related corporate office lease amendment actions.
(c)Related to the redemption of the $500 million aggregate principal amount of senior notes due 2025 in April 2022 that were previously issued by a wholly-owned subsidiary of the Company.
(d)Related to the write-down of the Skip Hop tradename asset.

Note: No adjustments were made to GAAP results in the third quarter of fiscal 2022. Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	36,824,490	39,344,834	36,964,509	39,807,354
Dilutive effect of equity awards	127	29,153	3,850	48,274
Diluted number of common and common equivalent shares outstanding	36,824,617	39,373,987	36,968,359	39,855,628
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$23,867	$36,970	$59,863	$104,903
Income allocated to participating securities	(426)	(536)	(1,018)	(1,480)
Net income available to common shareholders	$23,441	$36,434	$58,845	$103,423
Basic net income per common share	$0.64	$0.93	$1.59	$2.60
Diluted net income per common share:
Net income	$23,867	$36,970	$59,863	$104,903
Income allocated to participating securities	(426)	(536)	(1,018)	(1,479)
Net income available to common shareholders	$23,441	$36,434	$58,845	$103,424
Diluted net income per common share	$0.64	$0.93	$1.59	$2.59
As adjusted (a):
Basic net income per common share:
Net income	$24,165	$52,121	$61,044	$120,053
Income allocated to participating securities	(431)	(774)	(1,040)	(1,705)
Net income available to common shareholders	$23,734	$51,347	$60,004	$118,348
Basic net income per common share	$0.64	$1.31	$1.62	$2.97
Diluted net income per common share:
Net income	$24,165	$52,121	$61,044	$120,053
Income allocated to participating securities	(431)	(774)	(1,040)	(1,704)
Net income available to common shareholders	$23,734	$51,347	$60,004	$118,349
Diluted net income per common share	$0.64	$1.30	$1.62	$2.97

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $0.3 million and $1.2 million in after-tax expenses from these results for the fiscal quarter and two fiscal quarters ended July 1, 2023, respectively. The Company has excluded $15.2 million in after-tax expenses from these results for both the fiscal quarter and two fiscal quarters ended July 2, 2022.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Two Fiscal Quarters Ended		Four Fiscal Quarters Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022	July 1, 2023
Net income	$23.9	$37.0	$59.9	$104.9	$205.0
Interest expense	8.1	8.7	17.7	23.8	36.7
Interest income	(1.0)	(0.3)	(1.7)	(0.6)	(2.4)
Income tax expense	7.4	10.1	19.1	30.5	55.2
Depreciation and amortization	16.8	17.5	32.5	31.7	66.1
EBITDA	$55.1	$73.0	$127.5	$190.3	$360.7

Adjustments to EBITDA
Organizational restructuring (a)	$0.4	$—	$1.5	$—	$1.5
Loss on extinguishment of debt (b)	—	19.9	—	19.9	$—
Intangible asset impairment (c)	—	—	—	—	9.0
Total adjustments	0.4	19.9	1.5	19.9	10.5
Adjusted EBITDA	$55.5	$92.9	$129.0	$210.2	$371.2

a.Net expenses related to organizational restructuring and related corporate office lease amendment actions.
b.Related to the redemption of the $500 million aggregate principal amount of senior notes due 2025 in April 2022 that were previously issued by a wholly-owned subsidiary of the Company.
c.Related to the write-down of the Skip Hop tradename asset.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in footnotes (a) - (c) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The table below reflects the calculation of constant currency net sales on a consolidated and International segment basis for the fiscal quarter and two fiscal quarters ended July 1, 2023:

	Fiscal Quarter Ended
	Reported Net Sales July 1, 2023	Impact of Foreign Currency Translation	Constant-Currency Net Sales July 1, 2023	Reported Net Sales July 2, 2022	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$600.2	$(1.2)	$601.4	$700.7	(14.3)%	(14.2)%
International segment net sales	$89.9	$(1.2)	$91.0	$97.6	(7.9)%	(6.7)%

	Two Fiscal Quarters Ended
	Reported Net Sales July 1, 2023	Impact of Foreign Currency Translation	Constant-Currency Net Sales July 1, 2023	Reported Net Sales July 2, 2022	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$1,296.1	$(3.3)	$1,299.4	$1,482.0	(12.5)%	(12.3)%
International segment net sales	$182.0	$(3.3)	$185.4	$205.2	(11.3)%	(9.7)%

Note: Results may not be additive due to rounding.
The Company evaluates its net sales on both an “as reported” and a “constant currency” basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.